Exhibit 10.31

FIRST AMENDMENT

OF ESI PENSION PLAN

This First Amendment of ESI Pension Plan (the "Plan") is adopted by ITT Educational Services, Inc. (the "Employer").

Background

A.	The Employer originally established the Plan effective June 9, 1998.

B.         The Plan was amended and restated in its entirety effective January 1, 2006.

C.	The Employer now wishes to amend the Plan further.

Amendment

Effective January 1, 2008, the Plan is amended as follows:

1.          The definition of "Compensation" at Section 2.01 is amended to read as follows:

"Compensation" means, with respect to an Employee for a Plan Year, the Employee's wages, salaries, fees for professional services, retention bonuses, other amounts received for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are included in gross income, amounts contributed by the Employer pursuant to a salary reduction agreement that are not includable in the gross income of the Member under Code section 125 or 457, subsection 402(h) or 403(b), or paragraph 132(f)(4) or 402(e)(3), and Employee contributions described in Code paragraph 414(h)(2) that are treated as Employer contributions. Compensation does not include, whether or not included in gross income, reimbursements or other expense allowances; fringe benefits (cash and non-cash); moving expenses (including settling in allowances); nonqualified deferred compensation; welfare benefits; amounts realized from the exercise of a nonqualified stock option or when restricted stock (or property) held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; severance pay and any other amounts paid after severance from employment, other than regular compensation for services during or outside regular working hours that is paid within 2½ months of severance from employment or, if later, by the last day of the Plan Year in which employment was severed; and salary continuation payments to Participants who do not perform services for the Employer by reason of qualified military service or disability leave. An Employee's Compensation will not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code subparagraph 401(a)(17)(B).

2.	Section 5.02 is amended to read as follows:

Section 5.02. Vesting of Member's Benefit. A Member's interest in his Plan benefit will be forfeitable, except as that interest becomes vested under this Section.

(a)        A Member's interest in his Plan benefit will be 100% vested upon the occurrence of any of the following events:

(1)	his Normal Retirement Date;
(2)	his death or Disability while an Employee;

(3)        partial termination of the Plan (within the meaning of the Code), to the extent funded;

(4)	termination of the Plan, to the extent funded; or
(5)	completion of three Years of Vesting Service.

(b)        Notwithstanding any other provision of this Section, for the first Plan Year in which the Plan is a Top-Heavy Plan and for all subsequent Plan Years in which the Plan is a Top-Heavy Plan, the interest of a Member in his Plan benefit will become 100% vested upon the Member's completion of three Years of Vesting Service. If the Plan ceases to be a Top-Heavy Plan, the following will apply:

(1)        A Member with at least three Years of Vesting Service as of the beginning of the first Plan Year that succeeds a Top-Heavy Plan Year will remain vested in his Plan benefit in accordance with the Top-Heavy Plan vesting schedule;

(2)        Any other Member will, as of the beginning of the first Plan Year that succeeds a Top-Heavy Plan Year, again be subject to the provisions of Subsection (a) with respect to all of his interest in the Plan.

3.	Subsection 11.02(e) is amended to read as follows:

(e)        For purposes of adjusting the limit under paragraph (d) for any form of benefit subject to Code section 417(e)(3), the interest rate assumption used in 2004 and 2005 will be the greater of 5.5% and the rate used to compute an Actuarial Equivalent. Notwithstanding the preceding sentence, in the case of benefit paid after December 31, 2003 and before January 1, 2005, the amount payable under a form of benefit subject to Code section 417(e)(3) will not, solely by reason of the preceding sentence, be less than the amount that would have been payable had the amount payable been determined using the applicable interest rate (as defined in Code section 417(e)(3)) in effect as of December 31, 2003. Also for these purposes, the interest rate assumption used in 2006 and later Plan Years will be the greatest of 5.5%, the rate that provides a benefit of not more than 105% of the benefit that would be provided if the applicable interest rate (as defined in Code section 417(e)(3)) were the interest rate assumption, and the rate used to compute an Actuarial Equivalent. For purposes of adjusting any limit or benefit under paragraph (b), (c) or (d), the mortality table used will be the table prescribed in Code subsection 417(e)(3).

This First Amendment of ESI Pension Plan is executed this 19th day of December, 2008.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Nina Esbin

(Signature)

Nina Esbin

(Printed)

SVP, Human Resources

(Title)

ATTEST:

/s/ Jenny Yonce

(Signature)

Jenny Yonce

(Printed)

Mgr, Benefits & HRIS

(Title)

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